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Exhibit 1.                       Press Release



Fairfield, NJ/Austin, TX - Prime Hospitality Corp. (NYSE-PDQ) and Homegate Hospitality, Inc. (NASDAQ-HMGT) announced today that they have entered into a definitive agreement providing for the merger of the two companies. Under the agreement, Prime Hospitality will issue 0.6073 shares of its common stock for each of the approximately 10.7 million outstanding shares of Homegate Hospitality. The transaction is valued at approximately $132 million based upon yesterday's closing price and is expected to be accounted for as a pooling of interests.

Prime owns or operates 112 hotels nationwide, which includes hotels under its proprietary AmeriSuites and Wellesley Inns trade names as well as a portfolio of upscale full-service hotels. Prime is rapidly developing its AmeriSuites all-suite hotel brand, with 49 hotels open and another 42 under development. Homegate is a provider of high-quality mid-price extended-stay hotels, with eight hotels in operation and another 34 Homegate hotels under development. The Homegate hotels are developed through strategic alliances with Trammell Crow Residential and Greystar Capital Partners.

As of year end 1997, the management teams believe that the combined entity will operate a portfolio of approximately 150 hotels, with approximately 70 more AmeriSuites and Homegate properties under development.

In order to facilitate uninterrupted development of Homegate extended-stay hotels, Prime has agreed to provide a $65.0 million bridge financing to Homegate pending completion of the merger. Homegate shareholders representing approximately 59% of shares outstanding, including affiliates of Crow Investment Trust and Greystar Capital Partners, have entered into agreements under which their shares will be voted in favor of the transaction. Additionally, Homegate and Wyndham Hotel Corporation have entered into an agreement whereby Wyndham's management agreements with Homegate will be terminated following the merger in exchange for a termination payment of $12.0 million. This termination fee will be funded by payments of $8.0 million by the combined company and $4.0 million by one of Homegate's founding stockholders. The parties plan for Prime to manage the Homegate hotels subsequent to the merger.

David Simon, President and CEO of Prime, indicated that Prime expects the transaction to be accretive to the Company's earnings in 1998. "Homegate is an excellent complement to our AmeriSuites and Wellesley Inns brands," said Simon. "The Homegate hotels generate excellent investment returns, comparable to our AmeriSuites. This agreement is a major step in the implementation of our multi-brand strategy, and will vault us into a position of leadership in the fast-growing extended-stay hotel segment."

As a result of the merger, Prime will assume Homegate's development alliances with Crow and

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Greystar. "We are honored to be affiliated with such high quality developers,"
said Simon. "We hope to expand this relationship to further accelerate our growth in the future."

Robert Faith, President and CEO of Homegate, noted that the combined company will be well capitalized to support the rapid growth of the Homegate Studios & Suites hotel brand. "We now have access to the capital we will need to meet our target of 65 Homegate hotels open or under construction by the end of 1998," said Faith. "This agreement establishes us in the forefront of this explosive industry segment."

The merger agreement is subject to the approval of the shareholders of Homegate Hospitality and other customary terms and conditions and is expected to be completed in the fourth quarter of 1997.

Separately, Prime announced on Wednesday, July 23 that it has retained Montgomery Securities to act as its advisor for the purpose of evaluating and entering into a sale/leaseback of nine full-service hotels. Prime plans to use the transaction proceeds to fund the development of its proprietary hotel brands, including both AmeriSuites and Homegate.

Statements made in this press release are forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements express the current beliefs and expectations of Prime management regarding Prime's future results and performance, but are subject to a number of known and unknown risks that could cause actual results to differ materially from those projected or implied in forward-looking statements. These risks and uncertainties, including risks relating to real estate ownership and development of hotel brands, risks of the lodging industry and expansion risks relating to Prime's development of hotel brands, are described in detail from time to time in Prime's filings with the Securities and Exchange Commission. Prime accepts no obligation to update these forward-looking statements.

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